EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Incentive Compensation Plan and Stand-Alone Stock Option Agreement of Integrated Silicon Solution, Inc. of our report dated May 24, 2007, with respect to the consolidated financial statements of Integrated Silicon Solution, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

December 17, 2007